                                                                    EXHIBIT 10.7

                              EMPLOYMENT AGREEMENT

                  THIS EMPLOYMENT AGREEMENT is made and entered into effective as of December 7, 1998 by and between AMR Services Corporation, a Delaware corporation (the "Company"), and Olivier Bijaoui ("Executive"), having a mailing address at rue de Monbel, 75017 Paris, France.

                                R E C I T A L S

                  The Board of Directors of the Company has determined that it is in the best interests of the Company to reinforce and encourage the continued attention and dedication of members of the Company's management, including the Executive, to their assigned duties without distraction during a possible sale of the Company. To enhance and induce Executive's uninterrupted service to the Company, and to provide Executive with specific contractual assurance of Executive's continued employment with the Company following a sale of the Company, the Company wishes to provide in this Agreement for the employment of the Executive upon the terms and conditions hereinafter set forth.

                               A G R E E M E N T

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Executive hereby agree as follows:

                  1. Employment. Upon the terms and subject to the conditions contained in this Agreement, the Executive agrees to provide full-time services for the Company. The Executive agrees to devote his best efforts to the business of the Company, and to perform his duties in a diligent, trustworthy, and business-like manner, all for the purpose of advancing the business of the Company.

                  2. Duties. Executive's duties, title and reporting relationship within the Company's management structure shall during the term of this Agreement be commensurate with Executive's current duties, title and reporting relationship, as briefly outlined on Exhibit A attached hereto. Subject to the provisions of Section 10(e)(A), the Executive's duties may, from time to time, be changed or modified at the discretion of the President of the Company.

                  3. Employment Term. Subject to the terms and conditions hereof, the Company agrees to employ the Executive for a term commencing on the effective date of this Agreement and, subject to
         Section 11(k), continuing through the second anniversary of the date of consummation (the "Closing Date") of any transaction involving the sale of substantially all of the assets of the Company or a controlling equity interest in the Company to, or any merger, consolidation, business combination, or similar transaction



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         with, a party unaffiliated with AMR Corporation. This Agreement may be extended beyond the foregoing term by mutual agreement of the parties.

                  4.       Salary and Benefits.

                           (a) Base Salary. From and after the effective date of this Agreement, the Company shall continue to pay to Executive his current annual base salary of FF 926,500 ("Base Salary"), pro rated for periods of less than 12 months. Executive's Base Salary shall be paid in accordance with the Company's standard payroll practices. Effective as of the Closing Date and during the remaining term of this Agreement, Executive's Base Salary shall be increased to FF 972,825. After the Closing Date, Executive's Base Salary shall be reviewed and considered for adjustment by the Company at least annually. The Company may not, however, reduce the Executive's Base Salary at any time during the term of this Agreement. As provided in Section 11(i) below, it is the intent of the parties that this Agreement not amend or modify any agreement between Executive and SFS pertaining to Executive's employment with or service to SFS as a salaried employee or in any other capacity; however, any salary, bonus or other non-severance-related cash compensation paid to Executive directly by SFS (in SFS's capacity as principal and not merely as a disbursement or other agent for the Company) shall be subtracted from and reduce the compensation payable to Executive by the Company under this Agreement. The effect of potential severance-related payments to Executive by SFS are governed by Section 5(d) below.

                           (b) Annual Bonus Payment. The Company shall pay Executive an annual bonus during the term of this Agreement. The first such bonus shall be paid on or before March 15, 2000 (relating to the year 1999), and on or before the March 15, 2001 (relating to the year
         2000). If the Agreement expires in 2001 and is not renewed by mutual agreement of the parties, a prorated bonus shall be paid to Executive for any portion of the year 2001 falling within the term of this Agreement. Such prorated bonus shall be payable within thirty days following the expiration date of this Agreement. The foregoing annual bonus shall be an amount equal to 30% of the Executive's Base Salary for the applicable year (the "Guaranteed Bonus"). In the event the Company's Board of Directors continues the Company's annual incentive plan (or adopts a new plan), and the pay out under such plan would be greater than the Guaranteed Bonus, Executive shall in lieu of the Guaranteed Bonus be eligible to receive the pay out determined in accordance with such plan. Executive's Guaranteed Bonus shall be paid in accordance with the Company's standard payroll practices.

                           (c) Vacation. The Executive shall be entitled to no less paid vacation days during each full year of his employment pursuant to this Agreement than Executive is currently entitled to as of the date of this Agreement. Vacations shall be taken at such times as are consistent with the reasonable business needs of the Company.

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                           (d) Reimbursement of Expenses. The Company shall
         reimburse the Executive for all reasonable out-of-pocket expenses incurred by the Executive in the course of his duties, in accordance with Company policies in effect from time to time.

                           (e) Employee Benefits. The Executive shall be entitled to participate in the employee benefit programs generally available to employees of the Company, and to all normal perquisites provided to senior executives of the Company, it being understood and agreed, however, that (i) the programs and perquisites made available to Executive during the term of this Agreement shall be commensurate with those provided to Executive immediately prior to the date of this Agreement (except for benefits of the type provided under the AMR Long Term Incentive Plan which may change or be eliminated from and after the Closing Date), and (ii) unless provided pursuant to a separate agreement or policy adopted by the Company prior to the Closing Date, the Company shall not make air travel privileges available to Executive or other employees of the Company after the Closing Date.

                           (f) Stay-In-Place Benefits. In addition to any other amounts due Executive hereunder, the Company shall pay to Executive certain amounts and make certain other benefits/privileges available to Executive as outlined in the letter to Executive from the President of AMR Global Services dated October 9, 1998. The Company's obligation to pay the foregoing amounts and make the foregoing benefits/privileges available shall be contingent upon Executive not
         (i) voluntarily terminating his employment prior to the Closing Date (other than for Good Reason); or (ii) being terminated by the Company for Cause prior to the Closing Date.

                           (g) Signing Bonus. In addition to any other amounts due Executive hereunder or provided for in the letter referred to in
         Section 4(f), promptly following the Closing Date the Company shall pay to Executive a bonus equal to eight month's of Executive's Base Salary, provided that Executive executes and delivers this Agreement to the Company on or prior to December 7, 1998. Executive's Base Salary in effect on the date of this Agreement shall be used in calculating the foregoing bonus amount. The Company's obligation to pay the foregoing bonus shall be contingent upon Executive not (i) voluntarily terminating his employment prior to the Closing Date (other than for Good Reason); or (ii) being terminated by the Company for Cause prior to the Closing Date.

                  5. Termination of Employment. The Board of Directors of the Company may terminate the employment of the Executive at any time as it deems appropriate. Executive shall likewise be entitled at any time to terminate his employment with the Company. Upon such termination, the Company's and Executive's further rights and obligations shall be determined as set forth in the remaining provisions of this Section 5 and as otherwise provided in this Agreement.

                           (a) Termination Without Cause; Resignation for Good
                  Reason. If the Executive's employment is terminated by the Company without Cause, or the Executive voluntarily terminates his employment for Good Reason:

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                                    (i) The Company shall continue to pay the
                           Executive his Base Salary and Guaranteed Bonus as provided in Sections 4(a) and (b) above until the end of the term of this Agreement (prorated through the termination date);

                                    (ii) The Company shall maintain in full
                           force and effect for the continued benefit of the Executive, until the end of the term of this Agreement, all employee benefit plans and programs or arrangements in which the Executive was entitled to participate immediately prior to the date of termination, provided that his continued participation is possible under the general terms and provisions of such plans and programs (it being understood and agreed, however, that unless provided pursuant to a separate agreement or policy adopted by the Company prior to the Closing Date, the Company shall not make air travel privileges available to Executive or other employees of the Company after the Closing Date). In the event that the Executive's participation in any such plan or program is barred, the Company shall arrange to provide the Executive with benefits substantially similar to those which he is entitled to receive under such plans and programs.

                           (b) Voluntary Resignation or Termination for Cause.
                  If the Executive shall voluntarily terminate his employment other than for Good Reason, or if the Company shall discharge the Executive for Cause, this Agreement shall terminate immediately and the Company shall have no further obligation to make any payment under this Agreement which has not already become payable, but has not yet been paid; provided, however, that with respect to any stock options, performance shares, career equity shares, incentive plans, deferred compensation arrangements, or other plans or programs in which the Executive is participating at the time of termination of his employment, the Executive's rights and benefits under each such plan shall be determined in accordance with the terms, conditions, and limitations of the plan in question.

                           (c) Mitigation of Amounts Payable Hereunder.
                  Executive shall not be required to mitigate the amount of any payment provided for in this Section 5 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 5 be reduced by any compensation earned by the Executive as the result of employment by another employer after the date of termination, or otherwise.

                           (d) French Severance Payments. The payments provided
                  for under this Section 5 shall not reduce any severance or similar termination-related payments which may be paid to Executive by SFS ("French Severance Payments") should Executive's employment with SFS be terminated; provided, however, that to the extent such termination occurs during the term of this Agreement and the French Severance Payments exceed the equivalent of



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                  U.S. $100,000, then any payments provided for under this
                  Section 5 shall be reduced by such excess amount.

                  6.       Relocation.

                           (a) If at any time during the term of this Agreement the Company requires the Executive to Relocate, the Company shall pay (or reimburse the Executive) for all reasonable moving expenses incurred by him relating to a change of his principal residence in connection with such Relocation and to indemnify the Executive against any loss (defined as the difference between the actual sale price of such residence and the higher of (i) his aggregate investment in such residence, or (ii) the fair market value of such residence as determined by a real estate appraiser designated by the Company and reasonably satisfactory to Executive) realized on the sale of the Executive's principal residence in connection with any such change of residence. In addition, Executive's Base Salary shall be increased for the remaining term of this Agreement if and to the extent the Company requires Executive to Relocate to an area with a higher cost of living. Such increase shall be proportional to the cost of living differential between the Current Location and the new location, as determined in accordance with an index selected by the Company that indicates the cost of living differential between various metropolitan areas.

                           (b) If the Company Relocates Executive during the term of this Agreement, and Executive's employment with the Company is thereafter terminated prior to the second anniversary of the Relocation (regardless of whether Executive is at the time of such termination employed under this Agreement, any extension hereof or as an at-will employee or otherwise), then the Company shall, upon Executive's request, pay (or reimburse the Executive) for all reasonable moving expenses incurred by him in relocating his principal residence back to Executive's Current Location or other location within France designated by Executive, and indemnify Executive against any loss (as defined in Section 6(a) above) realized on the sale of the Executive's principal residence in connection with any such change of residence; provided, however, that if Executive wishes to relocate to a location other than his Current Location, then Executive shall be responsible for and pay any relocation expenses in excess of the cost of relocating to his Current Location.

                  7. Confidential Information. The Executive recognizes and acknowledges that he will have access to certain information of members of the Company Group and that such information is confidential and constitutes valuable, special and unique property of such members of the Company Group. The Executive shall not at any time, either during or subsequent to the term of this Agreement, disclose to others, use, copy or permit to be copied, except in pursuance of his duties for and on behalf of the Company, its successors, assigns or nominees, any Confidential Information of any member of the Company Group (regardless of whether developed by the Executive) without the prior written consent of the Company. The Executive shall maintain in confidence any Confidential Information of third parties received as a result of his employment with the




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

         Company in accordance with the Company's obligations to such third parties and the policies established by the Company.

                  8. Delivery of Documents upon Termination. The Executive shall deliver to the Company or its designee at the termination of his employment all correspondence, memoranda, notes, records, drawings, sketches, plans, customer lists, product compositions, and other documents and all copies thereof, made, composed or received by the Executive, solely or jointly with others, that are in the Executive's possession, custody, or control at termination and that are related in any manner to the past, present, or anticipated business of any member of the Company Group. In this regard, the Executive hereby grants and conveys to the Company all right, title and interest in and to, including without limitation, the right to possess, print, copy, and sell or otherwise dispose of, any reports, records, papers, summaries, photographs, drawings or other documents, and writings, and copies, abstracts or summaries thereof, that may be prepared by the Executive or under his direction or that may come into his possession in any way during the term of his employment with the Company that relate in any manner to the past, present or anticipated business of any member of the Company Group.

                  9. Remedies. The Executive acknowledges that a remedy at law for any breach or attempted breach of the Executive's obligations under Sections 7 and 8 may be inadequate, agrees that the Company may be entitled to specific performance and injunctive and other equitable remedies in case of any such breach or attempted breach, and further agrees to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief.

                  10. Definitions. For purposes of this Agreement, capitalized terms shall have the respective meanings set forth below or as elsewhere provided in this Agreement:

                           (a) "Cause" means (A) the willful and continued
                  failure by the Executive to perform his duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board which specifically identifies the manner in which the Board believes that he has not substantially performed his duties and specifying a reasonable period during which Executive shall be afforded an opportunity to cure such failure, or (B) the willful engaging by the Executive in gross misconduct materially and demonstrably injurious to the Company. For purposes of this paragraph, no act, or failure to act, on the Executive's part shall be considered "willful" unless done, or omitted to be done, by him (i) not in good faith and (ii) without reasonable belief that his action or omission was in the best interest of the Company.

                           (b) "Company Group" means the Company, and any
                  entity that from time to time directly or indirectly controls, is controlled by, or is under common control with, the Company, and for purposes of this definition "control" means the possession, directly or indirectly, of the power to direct or cause the direction of




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

                  the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise.

                           (c) "Confidential Information" means with respect to
                  any person means any secret or confidential information or know-how and shall include, but shall not be limited to, the plans, customers, costs, prices, uses, and applications of products and services, results of investigations, studies or experiments owned or used by such person, and all apparatus, products, processes, compositions, samples, formulas, computer programs, computer hardware designs, computer firmware designs, and servicing, marketing or manufacturing methods and techniques at any time used, developed, investigated, made or sold by such person, before or during the term of this Agreement, that are not readily available to the public or that are maintained as confidential by such person.

                           (d) "Disability" means Executive's qualification for
                  long-term disability benefits under the Company's disability plan or insurance policy; or, if no such plan or policy is then in existence (or if Executive does not participate in such plan or policy), Executive becoming unable to perform his or her employment duties for a period of four continuous months (or four months in any six-month period) because of ill health or physical or mental disability.

                           (e)      "Good Reason" means:

                                    (A) Without his express written consent,
                           the assignment to the Executive of any duties not commensurate with his current duties, title and reporting relationship, as specified in Exhibit A, or any removal of the Executive from or any failure to re-elect the Executive to any of such positions, except in connection with the termination of his employment (i) for Cause or as a result of his death, or (ii) by the Executive other than for Good Reason;

                                    (B) A reduction by the Company of
                           Executive's Base Salary (as in effect from time to time) or Executive's Guaranteed Bonus;

                                    (C) The taking of any action by the Company
                           which would materially and adversely affect the Executive's participation in or materially reduce his benefits under any benefit or compensation plan, or the failure by the Company to (i) pay any relocation expense or indemnify Executive against any relocation loss to the extent provided for in
                           Section 6 above, or (ii) provide the Executive with at least that number of paid vacation days to which he is entitled as set forth in Section 4(c) above (provided, however, that discontinuance of Executive's travel privileges after the Closing Date (without prejudice to any travel commitments made in any other agreement) shall not give rise to a Good Reason); or



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                                    (D) Without his express written consent,
                           requiring Executive to Relocate prior to the first anniversary of the Closing Date (it being understood and agreed that requiring Relocation after such anniversary date shall not constitute a "Good Reason").

                           (f) "Relocation" or "Relocate" means a requirement
                  by the Company that Executive primarily perform his duties at a location more than 50 miles from the Current Location and such new location is further from Executive's principal residence than the Current Location. A Relocation shall be deemed to occur on the date Executive actually begins to primarily perform his duties at the new location. "Current Location" means the location where Executive primarily performs his duties as of the effective date of this Agreement.

                  11.      Miscellaneous Provisions.

                           (a) Successors of the Company. The Company will
                  require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, to assume and agree to perform this Agreement. Except for purposes of the foregoing sentence, as used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid.

                           (b) Disability. If, during the term of this
                  Agreement, the Executive incurs a Disability, the Company shall continue to pay to the Executive all amounts payable under Sections 4(a) and (b) above during the remaining term of this Agreement. In addition, the Company shall maintain in full force and effect for the continued benefit of the Executive, until the end of the term of this Agreement, all employee benefit plans and programs or arrangements in which the Executive was entitled to participate immediately prior to the date of Disability, provided that his continued participation is possible under the general terms and provisions of such plans and programs (it being understood and agreed, however, that unless provided pursuant to a separate agreement or policy adopted by the Company prior to the Closing Date, the Company shall not make air travel privileges available to Executive or other employees of the Company after the Closing Date). In the event that the Executive's participation in any such plan or program is barred, the Company shall arrange to provide the Executive with benefits substantially similar to those which he is entitled to receive under such plans and programs. Amounts payable under this Section 11(b) shall be in addition to any amounts paid under any disability insurance policies that may be maintained in Executive's favor.

                           (c) Executive's Heirs, etc. The Executive may not
                  assign his rights or delegate his duties or obligations hereunder without the written consent of the Company. This Agreement shall inure to the benefit of and be enforceable by the




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

                  Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any cash compensation amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless other provided herein, shall be paid in accordance with the terms of this Agreement to his designee or, if there be no such designee, to his estate.

                           (d) Notice. For the purposes of this Agreement,
                  notices and all other communications provide for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed, in the case of Executive, to his address set forth on the first page of this Agreement and, in the case of the Company, to the address of its headquarters office (provided that all notices to the Company shall be directed to the attention of the President of the Company with a copy to the Secretary of the Company), or to such other address designated in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

                           (e) Amendment; Waiver. No provisions of this
                  Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer as may be specifically designated by the Board of Directors of the Company (which shall in any event include the Company's President). No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

                           (f) Invalid Provisions. Should any portion of this
                  Agreement be adjudged or held to be invalid, unenforceable or void, such holding shall not have the effect of invalidating or voiding the remainder of this Agreement and the parties hereby agree that the portion so held invalid, unenforceable or void shall, if possible, be deemed amended or reduced in scope, or otherwise be stricken from this Agreement to the extent required for the purposes of validity and enforcement thereof.

                           (g) Survival of the Executive's Obligations. The
                  Executive's obligations under Section 7 and 8 of this Agreement shall survive regardless of whether the Executive's employment by the Company is terminated, voluntarily or involuntarily, by the Company or the Executive, with or without Cause.



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

                           (h) Counterparts. This Agreement may be executed in
                  one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

                           (i) Governing Law. This Agreement shall be governed
                  by and construed under the laws of the State of Texas. This Agreement shall not be deemed to modify or amend any agreement between Executive and SFS pertaining to Executive's employment with or service to SFS as a salaried employee or in any other capacity.

                           (j) Captions and Gender. The use of captions and
                  Section headings herein is for purposes of convenience only and shall not effect the interpretation or substance of any provisions contained herein. Similarly, the use of the masculine gender with respect to pronouns in this Agreement is for purposes of convenience and includes either sex who may be a signatory.

                           (k) Termination of Agreement if No Sale.
                  Notwithstanding any other provision of this Agreement, if the Closing Date has not occurred by July 31, 1999, the Company shall thereafter be entitled to terminate this Agreement at any time without further obligation or liability.



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

         IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the date first written above.

                                 AMR SERVICES CORPORATION



                                 By:  /s/ Peter Pappas
                                    ----------------------------------------
                                    Peter Pappas
                                    President



                                 By:  /s/ Olivier Bijaoui
                                    ----------------------------------------
                                     Olivier Bijaoui

Exhibit A:  Job Description


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

                                   EXHIBIT A

                 SENIOR VICE PRESIDENT - EUROPE AND MIDDLE EAST

                  As a Senior Vice President - Europe and Middle East, Executive reports to the President of the Company. The position is responsible for the financial and operational performance of the Company's European stations, including, at the present time, Belgium, France, Poland, Spain and the United Kingdom. Executive directs and coordinates overall activities at his designated stations in such functional areas as station operations, financial planning and product marketing. Executive participates in the formulation and administration of Company policies and long range goals, objectives and strategy.